Exhibit 99.2

Zhongpin Announces Stockholders’ Adoption
of Amended and Restated Merger Agreement

BEIJING, China, June 27, 2013 /PRNewswire/ – Zhongpin Inc. ("Zhongpin" or the "Company," NASDAQ: HOGS), a leading meat and food processing company in the People's Republic of China, today announced that at a special meeting of its stockholders held today (the “Special Meeting”), the Company’s stockholders voted in favor of the proposal to adopt the previously announced Amended and Restated Agreement and Plan of Merger, dated February 8, 2013 (the “Merger Agreement”), by and among Golden Bridge Holdings Limited (the “Parent”), Golden Bridge Merger Sub Limited (the “Merger Sub”), Mr. Xianfu Zhu and the Company, pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are beneficially owned by Mr. Xianfu Zhu.

Approximately 65.5% of shares of Company common stock were voted in person or by proxy at the Special Meeting. Of these shares voted in person or by proxy at the Special Meeting, approximately 97.7% were voted in favor of the proposal to adopt the Merger Agreement and approximately 94.3% were voted in favor of the proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the Merger. Approximately 51.3% of shares of Company common stock held by unaffiliated stockholders were voted in favor of the proposal to adopt the Merger Agreement.

The parties expect to complete the Merger as soon as practicable, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement. Upon completion of the Merger, the Company will become a privately-held company and its common stock will no longer be listed on the NASDAQ Global Market.

Cowen and Company (Asia) Limited and Duff & Phelps Securities, LLC are serving as independent financial advisors to the Special Committee of the Company’s Board of Directors. Akin Gump Strauss Hauer & Feld LLP is serving as United States legal advisor to the Special Committee, and O’Melveny & Myers LLP is serving as United States legal advisor to the Company. Skadden, Arps, Slate, Meagher & Flom LLP is serving as United States legal advisor to the buyer group. Credit Suisse is serving as financial advisor to the buyer group. Paul Hastings Janofsky and Walker LLP is serving as legal advisor to Cowen and Company (Asia) Limited, and Winston Strawn LLP is serving as legal advisor to Duff & Phelps Securities, LLC.

About Zhongpin Inc.

Zhongpin Inc. is a leading meat and food processing company that specializes in pork and pork products, vegetables, and fruits in China. Its distribution network in China covers 20 provinces plus Beijing, Shanghai, Tianjin, and Chongqing and includes 3,502 retail outlets as of March 31, 2013. Zhongpin's export markets include Europe, Hong Kong, and other countries in Asia.

For more information about Zhongpin, please visit Zhongpin's website at http://www.zpfood.com/.

Cautionary Note Regarding Forward-Looking Statements

This document may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning expected benefits and costs of the proposed Merger; management plans relating to the Merger; the expected timing of the completion of the Merger; the parties’ ability to complete the Merger considering the various closing conditions, including any conditions related to regulatory approvals, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “will,” “should,” “may,” “believes,” “expects” or similar expressions. All of such assumptions are inherently subject to uncertainties and contingencies beyond the Company’s control and based upon premises with respect to future business decisions, which are subject to change. The Company assumes no obligation to update any such forward-looking statements.

For more information, please contact:

Zhongpin Inc.

Mr. Sterling Song (English and Chinese)
Director of Investor Relations
Telephone +86 10 8455 4188 extension 106 in Beijing
ir@zhongpin.com

Mr. Warren (Feng) Wang (English and Chinese)
Chief Financial Officer
Telephone +86 10 8455 4388 in Beijing
warren.wang@zhongpin.com

Christensen

Mr. Victor Kuo (English and Chinese)
Telephone +86 10 5826 4939 in Beijing
vkuo@christensenir.com

Mr. Tom Myers (English)
Mobile +86 139 1141 3520 in Beijing
tmyers@christensenir.com

Source: Zhongpin Inc.

www.zpfood.com